EXHIBIT 99.3

Consolidated Unaudited Pro Forma Financial Information

The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of Mercantile Bank Corporation (“Mercantile”) and Firstbank Corporation (“Firstbank”) and have been prepared to illustrate the effects of the merger of Firstbank with and into Mercantile. The merger, while considered a merger of equals, is accounted for as an acquisition by Mercantile of Firstbank using the acquisition method of accounting and, accordingly, the assets and liabilities of Firstbank were recorded at their respective fair values on June 1, 2014, the Merger Date. The merger was effected by the issuance of shares of Mercantile stock to Firstbank shareholders. Each share of Firstbank common stock was converted into the right to receive one share of Mercantile common stock, with cash in lieu of fractional shares. Immediately after consummation of the merger, Mercantile shareholders owned approximately 52% of the voting stock of the combined company.

The following unaudited pro forma combined consolidated statements of operations for the three months ended March 31, 2014 and the year ended December 31, 2013 combine the historical financial statements of Mercantile and Firstbank. The unaudited pro forma financial statements give effect to the merger as if the merger occurred on January 1, 2013 with respect to the statements of income for the three months ended March 31, 2014 and the year ended December 31, 2013. The unaudited pro forma financial statements were prepared with Mercantile treated as the “accounting acquirer” and Firstbank as the “accounting acquiree,” consistent with accounting for the merger as an acquisition under the acquisition method of accounting. The consideration transferred to complete the merger has been allocated to Firstbank’s assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The fair values represent our best estimate based on available information and facts and circumstances in existence on the Merger Date. The fair values employed herein are subject to change for up to one year after the closing date of the transaction if information unknown relative to closing date fair values becomes available. The pro forma calculations shown below assume a closing price of $21.43, which represents the closing price of Mercantile’s common stock on May 30, 2014.

The pro forma income statement and per share data do not include anticipated cost savings or revenue enhancements, nor do they include one-time merger and integration expenses which will be expensed against income. It is expected that total merger-related costs will be approximately $12.1 million, primarily incurred during the second and third quarters of 2014. The pro forma combined basic earnings and diluted earnings per share of Mercantile common stock are based on the pro forma combined net income per common share for Mercantile and Firstbank divided by the pro forma common shares and diluted shares of the combined entities, respectively.

Certain reclassification adjustments have been made to Firstbank’s unaudited pro forma financial statements to conform to Mercantile’s financial statement presentation. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, is presented for illustrative purposes only and is not necessarily indicative of the combined and consolidated financial position or combined and consolidated results of operations of Mercantile that would have been reported had the acquisition occurred on the dates indicated, nor do they represent a forecast of the combined and consolidated financial position of Mercantile at any future date or the combined and consolidated results of operations of Mercantile for any future period.

The unaudited pro forma condensed combined financial statements should be read together with: the accompanying notes to the unaudited pro forma condensed combined financial information; Mercantile’s separate audited historical consolidated financial statements and accompanying notes as of December 31, 2013 and 2012, and for the three years ended December 31, 2013, 2012 and 2011, included in Mercantile’s December 31, 2013 Form 10-K and the final prospectus dated November 6, 2013 filed pursuant to Rule 424(b) included herein; Firstbank’s separate audited historical consolidated financial statements and accompanying notes as of December 31, 2013 and 2012, and for the three years ended December 31, 2013, 2012 and 2011 included in Firstbank’s December 31, 2013 Form 10-K; Mercantile’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2014 included in Mercantile’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014; Mercantile’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and six months ended June 30, 2014 included in Mercantile’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014; and Firstbank’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2014 included in Firstbank’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

Mercantile has not presented a pro forma balance sheet as of March 31, 2014 as the transaction is reflected in the balance sheet for the quarter ended June 30, 2014.

Unaudited Combined Pro Forma Statement of Operations for the three months ended March 31, 2014

(in thousands, except share and per share amounts)	Mercantile As Reported	Firstbank As Reported	Ref	Pro Forma Adjustments	Pro Forma Combined Mercantile
Interest Income:
Interest and fees on loans	$12,099	$12,518	A	$(97)	$24,520
Interest and dividends on investments	1,417	1,525		-	2,942
Interest on federal funds sold	68	1		-	69
Interest on interest-bearing deposits	4	31		-	35
Total interest income	13,588	14,075		(97)	27,566

Interest Expense:
Interest on deposits	2,035	1,041	B	(59)	3,017
Interest on short-term borrowings	22	24		-	46
Interest on FHLB advances	150	33	C	(11)	172
Interest on subordinated debentures and other debt	317	158	D	170	645
Total interest expense	2,524	1,256		100	3,880

Net interest income	11,064	12,819		(197)	23,686

Provision expense	(1,900)	-		-	(1,900)

Net interest income after provision for loan losses	12,964	12,819		(197)	25,586

Noninterest Income:
Service charges on deposits and sweep accounts	365	977		-	1,342
Earnings on bank owned life insurance	290	30		-	320
Mortgage banking activities	63	154		-	217
Other income	788	769		-	1,557
Total noninterest income	1,506	1,930		-	3,436

Noninterest Expense:
Salaries and benefits	5,230	5,877		-	11,107
Occupancy	712	918		-	1,630
Furniture and equipment	247	514		-	761
FDIC Insurance	177	231		-	408
Merger-related costs	377	251	E	(628)	-
Other expense	2,464	3,648	F	794	6,906
Total noninterest expense	9,207	11,439		166	20,812

Income before income tax expense	5,263	3,310		(363)	8,210

Income tax expense	1,683	960	G	(127)	2,516

Net income	3,580	2,350		(236)	5,694

Earnings Per Share
Basic	$0.41	$0.29			$0.34
Diluted	0.41	0.29			0.34

Average Shares Outstanding
Basic	8,738,836	8,085,577			16,824,413
Diluted	8,741,121	8,161,873			16,902,994

Unaudited Combined Pro Forma Statement of Operations for the twelve months ended December 31, 2013

(in thousands, except share and per share amounts)	Mercantile As Reported	Firstbank As Reported	Ref	Pro Forma Adjustments	Pro Forma Combined Mercantile
Interest Income:
Interest and fees on loans	$52,924	$52,604	A	$(389)	$105,139
Interest and dividends on investments	5,085	5,492		-	10,577
Interest on federal funds sold	212	4		-	216
Interest on interest-bearing deposits	21	174		-	195
Total interest income	58,242	58,274		(389)	116,127

Interest Expense:
Interest on deposits	8,912	4,891	B	(235)	13,568
Interest on short-term borrowings	80	86		-	166
Interest on FHLB advances	533	496	C	(44)	985
Interest on subordinated debentures and other debt	1,261	701	D	682	2,644
Total interest expense	10,786	6,174		403	17,363

Net interest income	47,456	52,100		(792)	98,764

Provision expense	(7,200)	1,830		-	(5,370)

Net interest income after provision for loan losses	54,656	50,270		(792)	104,134

Noninterest Income:
Service charges on deposits and sweep accounts	1,532	4,136		-	5,668
Earnings on bank owned life insurance	1,329	119		-	1,448
Mortgage banking activities	800	4,373		-	5,173
Other income	3,211	2,160		-	5,371
Total noninterest income	6,872	10,788		-	17,660

Noninterest Expense:
Salaries and benefits	20,298	23,281		-	43,579
Occupancy	2,547	3,304		-	5,851
Furniture and equipment	984	2,002		-	2,986
FDIC Insurance	793	989		-	1,782
Merger-related costs	1,246	871	E	(2,117)	-
Other expense	10,535	13,243	F	3,178	26,956
Total noninterest expense	36,403	43,690		1,061	81,154

Income before income tax expense	25,125	17,368		(1,853)	40,640

Income tax expense	8,092	5,134	G	(649)	12,577

Net income	17,033	12,234		(1,204)	28,063

Preferred stock dividend and discount accretion	-	481		-	481

Net income available to common shareholders	17,033	11,753		(1,204)	27,582

Earnings Per Share
Basic	$1.96	$1.46			$1.65
Diluted	1.95	1.45			1.64

Average Shares Outstanding
Basic	8,710,677	8,054,397			16,765,074
Diluted	8,724,708	8,115,856			16,840,564

Notes to Unaudited Pro Forma Combined Financial Statements

The following table provides the purchase price calculation as of the Merger Date and the identifiable assets purchased and the liabilities assumed at their estimated fair values. These fair value measurements are provisional based on third-party valuations that are currently under review and are subject to refinement for up to one year after the Merger Date based on additional information that may be obtained by us that existed as of the Merger Date.

Purchase Price:

Mercantile common shares issued for Firstbank common shares	8,087,272
Price per share, based on Mercantile closing price on May 30, 2014	$21.43
Value of common stock issued	173,310,000
Replacement stock options	1,664,000
Total purchase price	$174,974,000

Preliminary Statement of Net Assets Acquired at Fair Value:

Assets
Cash and cash equivalents	$91,806,000
Securities	358,599,000
Total loans	943,662,000
Premises and equipment	24,049,000
Core deposit intangible	17,478,000
Mortgage servicing rights	7,389,000
Other assets	8,500,000
Total Assets	$1,451,483,000
Liabilities
Deposits	$1,229,609,000
Borrowings	87,615,000
Other liabilities	10,155,000
Total Liabilities	$1,327,379,000
Net Identifiable Assets Acquired		$124,104,000
Goodwill		$50,870,000

A

A fair value adjustment to total loans reflecting the differences in interest rates in the amount of $1.6 million, which was based primarily on an analysis of current market interest rates, credit spreads, loan types, maturity dates and potential prepayments. This fair value adjustment will be amortized into loan interest income over the estimated lives of the affected loans.

B

A fair value adjustment to time deposits reflecting the differences in interest rates in the amount of $2.7 million, which was based primarily on an analysis of current market interest rates and maturity dates. This fair value adjustment will be accreted into interest expense over the estimated lives of the affected time deposits.

C

A fair value adjustment to FHLB advances reflecting the differences in interest rates of less than $0.1 million. The fair value adjustment will be accreted into interest expense over the remaining lives of the affected FHLB advances.

D

A fair value adjustment to subordinated debentures of $15.0 million, which was based primarily on an analysis of current market rates for similar products. The fair value adjustment will be amortized into interest expense over the estimated lives of the subordinated debentures using the straight-line methodology.

E	An adjustment to eliminate historical merger-related expenses.

F

Mercantile’s estimate of the fair value of the core deposit intangible asset in the amount of $17.5 million, which was based primarily on an analysis of current market interest rates for similar deposit types. The core deposit intangible asset equates to a 1.9% premium on Firstbank’s core deposits. The core deposit intangible asset will be amortized into noninterest expense over a ten year period using the sum-of-the-years digits methodology.

G	Income statement pro forma adjustments impact on book income tax expense using an effective tax rate of 35%.